Exhibit 99.1

SORL Auto Parts Reports Record High
Second-Quarter Sales In 2014

ZHEJIANG, China, August 14, 2014 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the second quarter of 2014 and the first six months ended June 30, 2014.

Second Quarter 2014 Financial Highlights

•	Sales increased 14.3% year-over-year to a second-quarter record high of $65.7 million;
•	Gross margin was 28.2% in the second quarter of 2014 compared to 29.3% in the same period of 2013;
•	Net Income attributable to stockholders was $4.1 million, or $0.21 per diluted share;
•	Cash and cash equivalents were $27.0 million with a current ratio of 3.79 to 1 at June 30, 2014;
•	Annual guidance was reiterated for sales of $225 million and net income of $12.5 million.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, "We are pleased to report an outstanding quarter with the highest sales for any second quarter in our history. We believe customers in all three of our business segments - OEM, aftermarket and international – recognized the superior value of our products through higher purchases."

"Our investment in new products is having a positive result, as our growing portfolio of advanced innovative products is expanding the vehicle models we supply. In June and July of 2014, we began shipping our new braking products to two new models of commercial vehicles - Sichuan Hyundai Motor Company's Chuanghu brand premium heavy-duty truck, and Shaanxi Automotive Group's new model M3000 heavy-duty vehicles. These new orders further acknowledge the high performance and reliability of SORL's advanced safety-related braking products. As the technological and performance standards increase, the barriers to entry in the commercial braking market grow higher."

"We continue to position ourselves in markets where the Chinese government's policies and spending increases demand for commercial vehicles such as the ongoing expansion of highways and railways, as well as other infrastructure projects. Our goal is to become a leader in each sector by leveraging our products and technologies to penetrate deeper in each market. Government programs also continue to support urban and regional public transportation. We are benefitting from expanded bus service, and advanced emission standards that require new buses to improve air quality in China's many cities. We continue to seek opportunities in adjacent markets where our products or technologies can be applied."

Ms. Jinrui Yu, SORL’s Chief Operating Officer, commented, "We are committed to provide our customers with products that strengthen their competitiveness through advanced technologies, high quality and low cost. We have enhanced our research and development with new technologies to supply a steady stream of state-of-the-art products. Our large product portfolio provides a competitive advantage especially in the Chinese aftermarket, to expand our market share. Advanced production equipment has improved product quality, controlled unit costs and combined with our new products, maintained our industry-leading gross margin. We remain focusing on capturing market share in our domestic market as we build our international operations."

Second Quarter 2014 Financial Performance

For the second quarter of 2014, net sales increased by 14.3% to $65.7 million from $57.5 million for the second quarter of 2013. SORL's commercial vehicle brake sales rose in each market segment in the second quarter of 2014 compared with the second quarter in 2013. Revenues from the Company’s domestic OEM customers increased by 4.2% to $31.9 million from $30.6 million in the second quarter of 2013, and increased from $28.6 million in the first quarter of 2014. Sales from China's domestic aftermarket rose 20.3% to $15.4 million in the second quarter of 2014 from $12.8 million in the same quarter of 2013, and increased from $10.5 million in the first quarter of 2014. Revenues from international markets increased 30.5% to $18.4 million, compared to $14.1 million in the second quarter of 2013, and substantially improved from the $10.9 million in export sales in the first quarter of 2014.

SORL's commercial vehicle brake sales represented 82.0% of total sales and increased by 14.9% in the second quarter of 2014 to $53.9 million, compared with the second quarter in 2013. This sales growth improved SORL's leading market share in China as unit sales in the truck market declined by 14.4% in the 2014 second quarter. SORL's high-quality, low-cost products continued to generate higher sales and further penetrated the commercial vehicle market. The Company's passenger vehicle brake sales increased by 11.3% to $11.8 million in the second quarter of 2014, compared with the passenger vehicle brake sales in the second quarter last year.

The gross profit for the second quarter of 2014 increased 10.1% to $18.5 million from $16.8 million for the second quarter of 2013. Gross margin for the second quarter of 2014 was 28.2%, compared with a gross margin of 29.3% in the same quarter of 2013.

Operating expenses increased to $13.4 million in the second quarter of 2014 from $11.7 million in the second quarter of 2013. The increase in operating expenses in the second quarter of 2014 reflected higher selling and distribution expenditures as more units were shipped, packaging expenses increased, and research and development costs rose. As a percentage of revenue, operating expenses were 20.4% in the second quarter of 2014, compared with 20.4% in the second quarter of 2013, and compared with 23.0% in the first quarter of 2014.

•	Selling and distribution expenses were $6.5 million, or 9.8% of quarterly revenues, compared with $4.9 million, or 8.5% in the same quarter of 2013. Higher expenses were primarily due to higher packaging and freight expenses during the quarter.

•	General and administrative ("G&A") expenses in the second quarter of 2014 were $4.7 million, or 7.2% of revenue, compared with $5.2 million, or 9.1% in the second quarter of 2013. The decrease in expenses was mainly due to the decrease in allowance for doubtful accounts. In the second fiscal quarter of 2014, as compared to the same period in 2013, our allowance for doubtful accounts decreased, because we had less overdue account receivables.

•	Research and development ("R&D") expenses were $2.2 million in the second quarter of 2014 compared with $1.6 million in the same quarter of 2013. As a percentage of revenue, R&D was 3.3% in the second quarter of 2014 and compared with 2.8% of revenue in the second quarter of 2013. The R&D program continues to mainly focus on the development of new, higher-margin, electronically controlled mechatronic products and to upgrade the Company’s traditional brake products to capture market share.

Financial expenses were $479,058 in the second quarter of 2014 compared with $492,094 in the second quarter of 2013 primarily due to reduced interest expense related to bank loans, and discounted bank and trade acceptance notes.

Income before provision for income taxes was $5.2 million for the second quarter of 2014 compared to $5.1 million for the second quarter of 2013. The slightly higher income reflected lower financial expenses and increased other income during the second quarter of 2014 compared with the same quarter of 2013. The pretax income margin was 8.0% in the second quarter of 2014, compared with 8.8% in the second quarter of 2013.

The provision for income taxes was $0.7 million, or a 12.4% tax rate, in the second quarter of 2014, which is compared with $0.5 million, or a 10.6% tax rate, in the second quarter in 2013. The increase was mainly due to increased pre-tax income.

Net income attributable to stockholders for the second quarter of 2014 was $4.1 million, or $0.21 per basic and diluted share, compared with $4.0 million, or $0.21 on per basic and diluted share, in the second quarter of 2013.

First Six Months 2014 Financial Performance

Net sales for the first six months of 2014 increased 17.1% to $115.7 million from $98.8 million for the first six months of 2013. Revenues from the Company’s China OEM customers increased 13.3% to $60.5 million from $53.4 million in the same period in 2013. Revenues from China's domestic aftermarket increased 17.7% to $25.9 million from $22.0 million in the first six months of 2013. Revenues from international markets increased 25.2% to $29.3 million from $23.4 million in the first six months of 2013.

Gross profit for the first six months of 2014 increased 16.7% to $33.9 million from $29.0 million in for the same period in 2013. Gross margin for the six months ended June 30, 2014, decreased to 29.4% from 29.5% for the first six months of 2013.

Operating income for the first six months of 2014 increased to $9.9 million from $8.2 million in the same period in 2013. Operating margin was 8.6% versus 8.3% in first six months of 2013.

Net income attributable to stockholders for the first six months of 2014 was $6.9 million, or $0.36 per basic and diluted share, compared with $5.3 million, or $0.27 per basic and diluted share, in the same period in 2013.

Balance Sheet

As of June 30, 2014, the Company had cash and cash equivalents of $27.0 million compared to $28.2 million on December 31, 2013. Total equity increased to $211.5 million at June 30, 2014 compared with $199.5 million at December 31, 2013. On June 30, 2014, working capital was $155.5 million with a current ratio of 3.8 to 1.

Recent Events

In July 2014, SORL entered into an agreement to supply its braking products to Sichuan Hyundai Motor ("SHMC") Company for its Chuanghu brand premium heavy-duty truck. SHMC is a joint venture owned equally by Ziyang Nanjun Automobile Co., Ltd. and Hyundai Motor Group in South Korea.

In June 2014, SORL began supplying its three-pedal braking system to the new model M3000 heavy-duty vehicles produced by the Shaanxi Automotive Group.

Business Outlook

For the fiscal year 2014, management expected the sales to be approximately $225.0 million and net income to be approximately $12.5 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Friday, August 15, 2014 at 8:00 a.m. EDT / 8:00 p.m. Beijing Time to discuss its 2014 second quarter and six month financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and China toll free 864 001 202 840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 p.m. EDT on September 15, 2014, or 12:59 a.m. Beijing Time on September 16, 2014. The replay dial-in numbers are:  U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID "13588326" to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as “expects,” “anticipates,” “believes,” “targets,” “goals,” “projects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “should” or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company’s products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier’s inability to fulfill the Company’s orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company’s dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company’s business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin

+86.139.6777.6556

+86.577.6581.7721

ljf@sorl.com.cn

Phyllis Huang

+86.151.6770.5972

+86.577.6581.7721

phyllis@sorl.com.cn

Kevin Theiss

Grayling

+1.646.284.9409

kevin.theiss@grayling.com

- Tables Follow -

SORL Auto Parts, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2014 and December 31, 2013

		June 30, 2014		December 31, 2013
		(Unaudited)		(Audited)
Assets
Current Assets
Cash and cash equivalents	US$	27,020,085	US$	28,241,983
Accounts receivable, net of provision		69,189,724		57,912,384
Bank acceptance notes from customers		23,641,110		20,186,787
Inventories		82,450,896		76,364,019
Prepayments		4,622,474		3,773,750
Current portion of prepaid capital lease interest		371,777		453,053
Other current assets		2,302,279		2,537,300
Deferred tax assets		1,731,372		1,392,955
Total Current Assets		211,329,717		190,862,231
Fixed Assets
Machinery		49,341,407		46,475,961
Molds		1,418,158		1,388,218
Office equipments		2,096,657		1,960,476
Vehicles		2,066,179		2,248,280
Buildings		9,102,678		8,910,501
Machinery held under capital lease		29,012,601		28,396,853
Less: accumulated depreciation		(48,383,297)		(44,175,888)
Property, plant and equipment, net		44,654,383		45,204,401
Leasehold improvements in progress		227,933		264,612

Land Use Rights, Net		14,531,221		14,409,170

Other Non-Current Assets

Intangible assets		180,104		176,302
Less: accumulated amortization		(136,511)		(126,031)
Intangible assets, net		43,593		50,271
Security deposits on lease agreement		1,857,459		1,818,244
Non-current portion of prepaid capital lease interest		216,238		371,355
Total Other Non-Current Assets		2,117,290		2,239,870
Total Assets	US$	272,860,544	US$	252,980,284

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable, including $3,031,309 and $810,310 due to related parties at June 30, 2014 and December 31, 2013, respectively.	US$	13,267,766	US$	13,290,282
Deposit received from customers		13,737,468		13,931,658
Short-term bank loans		11,116,360		4,526,863
Income tax payable		800,102		494,658
Accrued expenses		11,928,934		10,066,969
Current portion of capital lease obligations		3,714,917		3,636,488
Other current liabilities, including $40,570 and $94,246 due to related parties at June 30, 2014 and December 31, 2013, respectively.		1,242,209		256,430
Total Current Liabilities		55,807,756		46,203,348

Non-Current Liabilities
Non-current portion of capital lease obligations		5,572,376		7,272,975
Total Non-Current Liabilities		5,572,376		7,272,975

Total Liabilities	US$	61,380,132	US$	53,476,323

Stockholders' Equity

Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of June 30, 2014 and December 31, 2013		-		-
Common stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of
June 30, 2014 and December 31, 2013		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		11,315,415		10,609,435
Accumulated other comprehensive income		26,396,341		22,465,720
Retained earnings		110,740,917		104,544,120
Total SORL Auto Parts, Inc. stockholders' equity		190,690,296		179,856,898
Noncontrolling Interest In Subsidiaries		20,790,116		19,647,063
Total Equity		211,480,412		199,503,961
Total Liabilities and Stockholders' Equity	US$	272,860,544	US$	252,980,284

SORL Auto Parts, Inc. and Subsidiaries Consolidated Statements of Income and Comprehensive Income For The Three Months and Six Months Ended on June 30, 2014 and 2013 (Unaudited)

		Three Months Ended June 30,				Six Months Ended June 30,
		2014		2013		2014		2013

Sales	US$	65,723,746	US$	57,511,004	US$	115,717,035	US$	98,829,164
Include: sales to related parties		1,345,506		1,004,391		1,635,583		1,242,572
Cost of sales		47,209,861		40,688,905		81,816,214		69,783,242

Gross profit		18,513,885		16,822,099		33,900,821		29,045,922

Expenses:
Selling and distribution expenses		6,473,111		4,911,344		12,178,605		9,319,843
General and administrative expenses		4,710,874		5,220,131		9,027,028		9,383,277
Research and development expenses		2,200,558		1,617,147		3,691,757		3,007,611

Total operating expenses		13,384,543		11,748,622		24,897,390		21,710,731

Other operating income		549,130		632,105		925,262		835,892

Income from operations		5,678,472		5,705,582		9,928,693		8,171,083

Other income		213,292		-		251,596		91,353
Financial expenses		(479,058)		(492,094)		(1,138,941)		(1,438,338)
Non-operating expenses		(181,401)		(127,224)		(233,308)		(195,301)

Income before provision for income taxes		5,231,305		5,086,264		8,808,040		6,628,797

Provision for income taxes		651,210		539,334		1,164,445		708,188

Net income	US$	4,580,095	US$	4,546,930	US$	7,643,595	US$	5,920,609

Net income attributable to noncontrolling interest in subsidiaries		447,621		512,138		740,818		652,438

Net income attributable to common stockholders		4,132,474		4,034,792		6,902,777		5,268,171

Comprehensive income:

Net income		4,580,095		4,546,930		7,643,595		5,920,609

Foreign currency translation adjustments		(25,135)		1,150,709		4,332,856		3,810,071

Comprehensive income		4,554,960		5,697,639		11,976,451		9,730,680

Comprehensive income attributable to noncontrolling interest in subsidiaries		445,057		628,535		1,143,053		1,031,926

Comprehensive income attributable to common shareholders		4,109,903		5,069,104		10,833,398		8,698,754

Weighted average common share - basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - basic	US$	0.21	US$	0.21	US$	0.36	US$	0.27

EPS - diluted	US$	0.21	US$	0.21	US$	0.36	US$	0.27

SORL Auto Parts, Inc. and Subsidiaries Consolidated Statements of Cash Flows For The Six Months Ended on June 30, 2014 and 2013 (Unaudited)

		Six Months Ended June 30,
		2014		2013

Cash Flows from Operating Activities
Net income	US$	7,643,595	US$	5,920,609
Adjustments to reconcile net income to net cash
from operating activities:
Allowance for doubtful accounts		1,194,754		1,634,203
Depreciation and amortization		3,732,381		3,625,115
Deferred income tax		(307,429)		(233,687)
Loss on disposal of fixed assets		28,075		-
Changes in Assets and Liabilities:
Account receivable		(11,133,975)		3,762,142
Bank acceptance notes from customers		(3,098,660)		(7,323,135)
Other currents assets		325,030		18,266
Inventories		(4,449,536)		(8,496,818)
Prepayments		(743,265)		1,590,962
Prepaid capital lease interest		252,772		342,776
Accounts payable and bank acceptance notes to vendors		(254,762)		(5,092,453)
Income tax payable		296,017		-
Deposits received from customers		(488,943)		2,737,611
Other current liabilities and accrued expenses		2,624,773		2,513,792
Net Cash Flows Provided By (Used In) Operating Activities		(4,379,173)		999,383

Cash Flows from Investing Activities
Acquisition of property and equipment		(2,061,662)		(2,219,689)
Proceeds of disposal of fixed assets		53,437		-
Net Cash Flows Used In Investing Activities		(2,008,225)		(2,219,689)

Cash Flows from Financing Activities
Proceeds from bank loans		22,292,424		48,751,425
Repayment of bank loans		(15,904,045)		(53,812,232)
Repayment of capital lease		(1,847,655)		(10,473,023)
Proceeds from capital lease		-		12,783,841

Net Cash flows Provided By (Used In) Financing Activities		4,540,724		(2,749,989)

Effects on changes in foreign exchange rate		624,776		726,068

Net change in cash and cash equivalents		(1,221,898)		(3,244,227)

Cash and cash equivalents- beginning of the year		28,241,983		41,253,353

Cash and cash Equivalents - End of the period	US$	27,020,085	US$	38,009,126

Supplemental Cash Flow Disclosures:
Interest paid		722,728		859,771
Tax paid	US$	1,171,310	US$	972,107